EXHIBIT 99.1

News Release dated May 22, 2015

New Western Energy Corp Cancels Agreement with Fodere Titanium Limited.

IRVINE, Calif., May 22, 2015 (GLOBE NEWSWIRE) -- New Western Energy Corp. (OTCQB:NWTR), an independent energy company engaged in the acquisition, exploration, development, and production of oil, gas and other minerals in North America, today announced the cancellation of its February 19, 2015, Securities Purchase Agreement (the “SPA”) entered into with Fodere Titanium Limited for the assignment of a license to a patent for a new process for the extraction of minerals from tailings in the United Sates (the “License) in exchange for the issuance of 5,000,000 shares of the Company’s common stock (the Shares”).  Neither the License nor the Shares were transferred between the parties. The parties have now agreed not to complete the transaction and on May 15, 2015, entered into a Cancellation Agreement and Mutual Releases.  The Company will focus its efforts on core activities of exploring and developing oil and gas properties and wishes Fodere well with its future activities in titanium extraction.

About New Western Energy Corporation

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT: Javan Khazali

(949) 435-0977

info@newwesternenergy.com

Source: New Western Energy Corp.

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